Exhibit 4.4.(a).91

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 75

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Addition of Article 67D1

1.	After article 67D, shall come:

”67D1	Premium Service

67D1.1	Premium service as defined in article 1 of Appendix N that is provided through the network, shall be provided in accordance with the provisions of Appendix N."

Addition of Appendix N

2.	After Appendix M shall come: Appendix N- Premium Services attached hereto.

3.	Commencement

a.	This license amendment will become effective on October 24, 2014
b.	A service access form shall be placed on the licensee's website within three (3) work days of the commencement date.

(  June 23, 2014)

(sgd)
_____________
Avi Berger
Director General

Appendix N-Premium Service

1.	Definitions

1.1	In this Appendix:

"Licensee"-	One who has been given a general license pursuant to the law;

"Hosting Licensee"-	A Licensee that through its network the service provider provides its services;

"Origin Licensee"-	A domestic fixed-line or cellular Licensee, whose subscriber wishes to purchase a premium service;

"Service Order"-	Any action that the subscriber initiates in order to receive a premium service, including calling a prefix code, entering the subscriber's telephone number, entering a password and entering a code;

"Telephone Bill"	A bill given to the subscriber by the Licensee for services provided to him;

"Writing"	Including via facsimile or electronic mail;

"International Operator"-	One who has been given a general license for the provision of international telecommunication services;

"Subscriber"-	An Origin Licensee's subscriber;

"Service Number"-
A 10 digit telephone number that was determined in accordance with the provisions of the numbering plan and the administrative provisions for this matter, that include a predestined prefix code with additional digits, that the Hosting Licensee will allocate to the Service Provider and which number if dialled allows the Subscriber access to the Premium Service;

"Service Provider"-	One who provides a Premium Service via the telecommunications network of a Licensee, and payment for the service is made through the telephone bill;

"Prefix Code"-	A national prefix code in such model as prescribed by the Ministry for access to a Premium Service;

"Network" -	A set of telecommunication facilities through which the Licensee provides its services;

"Premium Service"-
Audio broadcast or presentation of an audio or visual message, including a recorded message, provided via a telecommunications facility, directly or indirectly, for among others, one of the following: provision of information and content, entertainment, receipt of consultation, dating service, chats, participation in competitions, lottery, game or voting or a service provided via the internet, excluding erotic services; for this matter, "indirectly"- including by way of creating a connection from the Subscriber’s end user equipment, or entering the Subscriber's telephone number, including through the internet, as a condition for providing the service or for charging for it;

"Premium Tariff"-
The tariff for payment for a Premium Service, in accordance with the Hosting Licensee's requirement; this tariff will include a tariff for completion of the call on the Hosting Licensee's public telecommunications network, that was determined in accordance with the Telecommunications Regulations (Bezeq and Broadcasting) (Payments for interconnection), 2000, and for the matter of a service provided by an International Operator as a Hosting Licensee, the tariff will include the payment that the International Operator will retain;

"Regular Tariff"-	A tariff that is collected from the Subscriber by the Origin Licensee, in accordance with the tariff plan set forth in the engagement agreement it has with the Subscriber.1

1.2
Words and expressions in this Appendix that are not defined in this section, shall have the meaning as ascribed to them in the law, its regulations enacted by virtue thereof, in the Interpretation Law, 1981, in article 1 of the License or as set out in other places in this Appendix, unless otherwise deriving from the language or context.

2.	Access to the Service and Universality Requirement

2.1	An Origin Licensee shall allow every Subscriber access to all Premium Services that are provided via all of the networks of the Licenses.

2.2	A Hosting Licensee shall allow all callers of all the Licensees access to the Premium Services that are provided through its network.

2.3	Hosting Licensees and Origin Licensees shall allow the provision of Premium Services only via the Prefix Code and the Service Number.
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1  In case the Subscriber has a limited monthly minutes plan, the Licensee will deduct the payment according to the length of the call from the monthly allocated minutes; in case the Subscriber has an unlimited plan, he will not be charged for an additional payment for dialing a Service Number; in case the Subscriber has a tariff plan that is not part of a package, his Regular Tariff will be identical to the tariff for a one minute domestic call.

2.4
A referral to the Prefix Codes shall be done only for the purpose of receipt a Premium Service; a referral to the said Prefix Codes for other purposes, including debit and collection arrangements, customer service or administration, is strictly forbidden.

2.5
The Licensee shall block the access to a telephone number, including an international number, without the Prefix Code to the Premium Service, insofar as it is notified by the Ministry, or it comes to its knowledge otherwise, that the Premium Service is provided via this telephone number.

3.	Recorded Message Requirement and Notification to the Subscriber

3.1
Immediately following the execution of the engagement, and before provision of the Premium Service, the Hosting Licensee shall play a recorded message for the caller, in the language in which the service is provided, in clear and concise language, and without recording disruptions. The recorded message shall include these details, according to the following order:

a)	The essence of the service;
b)	The premium tariff, in addition to the Subscriber's Regular Tariff;
c)	The maximum tariff that can be charged for the service;
d)	The maximum time that has been set for the receipt of the Premium Service, insofar as it has been set;
e)	A notification to the Subscriber according to which if he wishes to purchase the Premium Service, he must confirm this by pressing the number "3" key on his end user equipment.

3.2
Upon completion of the recorded message, as stated in article 3.1, the Hosting License will play for the Subscriber a special sound and afterwards the caller will have the chance to purchase the Premium Service as set forth in this section.

3.3
If access to the Premium Service has been blocked as set forth in article 7.1, the Origin Licensee will play a recorded message for the Subscriber that the said service cannot be provided, due to access blockage to the Prefix Code. The Licensee may give details in the recorded message as to how the blockage can be removed.

4.	Service Purchase

4.1
If the caller wishes to purchase the Premium Service, he must press the "3" key on his end user equipment, after hearing the recorded message, as set forth in article 3.1, and hearing the special sound as set forth in article 3.2, that indicates to the Subscriber that he may purchase the said service.

4.2
Service purchase shall be done separately for each service, and in accordance with the Prefix Code and the purchase of a certain service shall not be considered as the purchase of an additional service, whether the same service or whether another service.

5.	Service Price

5.1	In all of the Prefix Codes set forth below, the service tariff for the Subscriber will be the premium tariff for the service in addition to the Regular Tariff.

5.2	For a service provided with the 1-900 Prefix Code, a maximum amount of NIS 0.5 can be required for a call minute and no more than NIS 30 for the entire call.

5.3
For a service provided with the 1-901 Prefix Code, a maximum amount of NIS 50 can be required, whether if the premium tariff for the service is determined in a one-time manner or whether the tariff is determined according to the length of the service or a combination of the two.

5.4
For a service provided with the 1-902 Prefix Code, a maximum amount of NIS 100 can be required, whether if the premium tariff for the service is determined in a one-time manner or whether the tariff is determined according to the length of the service or a combination of the two.

5.5
Subject to the aforesaid in articles 5.2-5.4, the obligating premium tariff is the tariff that was given to the Subscriber in the recorded message, before provision of the service, in accordance with article 3.1.

5.6	The prices set forth in this article include VAT.

6.	Collection and Debiting Arrangements

6.1	The Origin Licensee shall not collect from a Subscriber payment for a Premium Service that is given contrary to the provisions of this Appendix.

6.2	The Origin Licensee will collect from the Subscriber payment for the Premium Service in accordance with the debit records that the Hosting Licensee gives him, in addition to the Regular Tariff.

6.3	The Hosting Licensee shall give the Origin Licensee the debit records for the Premium Service provided to the Subscriber, as advised to the Subscriber in the message in accordance with article 3.1.

6.4
The Origin Licensee shall give the Hosting Licensee payments that it collected from its Subscribers for Premium Services, according to the premium tariff and will not be required to do so with respect to payments that it was unable to collect from its Subscribers.

6.5
If the Subscriber disconnects the call before the provision of the service begins, the Origin Licensee is allowed to collect from him a Regular Tariff and will not give the interconnection tariff to the Hosting Licensee, as set forth in the Telecommunications Regulations (Bezeq and Broadcasting) (Payments for interconnection), 2000 (hereinafter- ("Interconnection Regulations").

7.	Termination of a Premium Service

7.1	A Hosting Licensee may disconnect the caller of the Premium Service when the payment for the call reaches the maximum amount as set forth in article 5.
7.2	The Origin Licensee shall block the Premium Service for pre-paid Subscribers, upon completion of the available balance of the Subscriber.

7.3	The aforesaid in article 7.2 will apply also to pre-paid Subscribers that have limited credit and that have reached the maximum amount of credit agreed with them.

8.	Access Blockage to the Service

8.1
The Licensee shall allow every Subscriber, existing or new, to choose whether the access from his telephone line to Premium Services at 1-900 and 1-901 Prefix Codes shall be open or blocked. The Subscriber's decision shall be done by marking his choice in the appropriate box, next which is written "block" or "open" as part of the service access form (hereinafter- "the Form").

8.2
The Licensee shall prepare a Form for services access or amend the service access form defined in its license (hereinafter- "the Service Access Form") in a manner that includes that stated in the Premium Service access form in article 12.

8.3	The Licensee will place the Service Access Form on its website.

8.4
A new Subscriber's choice will be done by marking the form that is part of the "engagement agreement" when the transaction is done in the Subscriber and Licensee's representative's presence, as part of the "engagement terms and conditions", when the engagement is done by a remote sale transaction via a telephone call or as marked by the Subscriber on the online form, at the time of the engagement via the internet.

8.5
The Licensee shall notify an existing Subscriber in the Telephone Bill with respect to the possibility of downloading the Form from its website and marking his choice regarding Premium Service access through 1-900 and 1-901 Prefix Codes. An existing Subscriber that has filled out a form in the past and now is filling out his choice only regarding access to Premium Services, his previous choices regarding service access will remain valid, unless he requests to change them.

8.6
An existing Subscriber that did not specifically mark his choice regarding Premium Service access at 1-900 and 1-901 Prefix Codes, within two months of the commencement date of this Appendix, the defaults will be as follows:

a.	With respect to 1-900 Prefix Code-open;
b.	With respect to 1-901 Prefix Code-blocked;

8.7
Blockage of the Premium Service access at the 1-901 Prefix Code, in accordance with the default set forth in section 8.4, shall be done by the Licensee within seven (7) working days from the end of two months after the commencement date of this Appendix. Blockage of a Subscriber for the first time of access to 1-900 and 1-901 Prefix Codes, whether in accordance with the Subscriber's choice or whether in accordance with the default, shall be done free of charge.

8.8
The Licensee shall block the access of all its Subscribers to the services provided at the 1-902 Prefix Code as a default, free of charge, within one working day of the commencement of this Appendix. A Subscriber's request to remove the blockage shall be done in writing, or orally as long as the Licensee conducted a reliable identification of the Subscriber submitting the request, in accordance with the a set procedure.

8.9	If a Subscriber requests to remove a blockage, the Licensee shall remove the blockage within a reasonable amount of time.

8.10
The Licensee shall document the Subscriber's request to remove the blockage for the Premium Service. The documentation will be available at the Licensee for remittance or transfer, as applicable, to the Director within five (5) work days from the day that the Subscriber submitted his request.

9.	Provision of the Service in Israel through an International Operator

9.1	An International Operator is allowed to be a Hosting Licensee, and to allow the provision of Premium Services via its network, without being required to route the call abroad.

10.	Miscellaneous

10.1
The Hosting Licensee may allow the Service Provider to execute telecommunication activities through the facilities of the Licensee for provision of the service; the Service Provider is exempt from the requirement to receive a license or general permit for the execution of telecommunication activities, in accordance with the provisions of article 3(5) of the Law.

10.2
If the Subscriber does not pay a Telephone Bill that includes a charge for Premium Services, the Licensee shall give the Hosting Licensee the Subscriber's following details: his full name, I.D number and method of contacting him.

10.3
In the Telephone Bill in which the Premium Service charges are included, the Licensee shall give details regarding each Service Supplier whose charges for its services are included in the bill, regarding the following details:

a.	The Service Supplier's name and address;
b.	The Service Supplier's registration number or business number;
c.	Details that allow contact with the Service Supplier, including a phone number.

10.4	The Hosting Licensee is not allowed to make use of the payment details that were given to him by the caller for payment for other services, in order to collect a premium payment.

11.	Temporary Order

11.1 (a)	The Hosting Licensee will play a message for the caller according to which the Premium Service is provided only by using 1-900, 1-901 and 1-902 Prefix Codes in the following cases:

1)	When calling Premium Services that the access to them was allowed, before this Appendix commenced, by dialing an international number;

2)	When calling Premium Services that the access to them was allowed, before this Appendix commenced, by dialing a network access code, as defined in the numbering program in Israel.

(b)           The message will be played in the language that the Premium Service is provided.

(c)           The Hosting Licensee will play the message for six months, from the date of commencement of this Appendix.

(d)           The Origin Licensee may charge the Subscriber the Regular Tariff for the message.

12.	Premium Services Access From as follows:

Access form through the handset device for services that are charged in the Telephone Bill

Name of the Licensee
          Methods for sending the form:
Address
E-mail address
Fax number
Date:______________

I, the person whose details appear below, request access to the services detailed below, for the telephone number noted in this form as follows:

Subscriber Details
Name of the subscriber/company:___ I.D./Company No._____________________
Address:____Telephone No.__________

Mark X according to your choice and sign. For your information, partial marking and partial signing shall mean blocking the possibility to receive the service.

Type of Service		Block	Open	Subscriber's Signature
Access to Premium Services that includes hearing vocal content or presenting visual content, for example: information, entertainment, consultation, dating service, participating in competitions, etc, provided by dialling a number that includes the 1-900 and 1-901 Prefix Codes.
a.	Numbers with 1-900 prefixes at a tariff of up to 50 Ag per minute and no more than NIS 30 for the entire call.	o	o
b.	Numbers with 1-901 prefixes at a tariff that does not exceed NIS 50 for the entire call.	o	o
Signing this agreement in the presence of a Licensee representative-I declare that this form was marked and signed by myself
Name of Licensee Representative:_______ Signature of Licensee Representative_____ Signature of Subscriber________________